Exhibit 8.1

ATTORNEYS AT LAW 111 HUNTINGTON AVENUE BOSTON, MASSACHUSETTS 02199 617.342.4000 TEL 617.342.4001 FAX foley.com

March 17, 2014	CLIENT/MATTER NUMBER 102440-0133

Syntroleum Corporation

5416 South Yale Avenue, Suite 400

Tulsa, Oklahoma 74135

Ladies and Gentlemen:

We have acted as counsel to Syntroleum Corporation, a Delaware corporation (the “Company”), in connection with the transactions contemplated by (i) that certain asset purchase agreement (the “Agreement”), dated as of December 17, 2013, by and among the Company, Renewable Energy Group, Inc., a Delaware corporation (“REG”), and REG Synthetic, LLC, an Iowa limited liability company (the “Asset Sale”) and (ii) that certain Plan of Liquidation and Dissolution of the Company (the “Plan”), adopted by the Company’s board of directors on December 16, 2013 (the “Dissolution” and, together with the Asset Sale, the “Transaction”). This opinion is being delivered in connection with the proxy statement/prospectus included in the registration statement on Form S-4 of REG (as amended through the date hereof, the “Registration Statement”).

In connection with this opinion, and with the consent of the Company and REG, we are relying upon (without any independent investigation or review thereof other than such investigations and reviews as we have deemed necessary to fulfill our professional responsibilities as counsel) the truth and accuracy, at all relevant times, of the factual statements, representations, and warranties contained in the following documents:

(a)	the Agreement;

(b)	the Registration Statement;

(c)	the representations made to us by the Company in its representation letter dated March 17, 2014;

(d)	the representations made to us by REG in its representation letter dated March 17, 2014; and

(e)	such other instruments and documents relating the organization and operation of the Company and REG and the Transactions as we have deemed necessary or appropriate for the purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation, that (i) the Transactions will be consummated in the manner

Syntroleum Corporation

March 17, 2014

contemplated by the Registration Statement and in accordance with the provisions of the Agreement and the Plan, subject to the assumptions and qualifications set forth in the Registration Statement, the Agreement, and the Plan, without the waiver of any conditions to any party’s obligations, (ii) documents submitted to us as original documents (including signatures) are authentic, (iii) documents submitted to us as copies conform to the original documents, (iv) there has been (or will be by the date of the Asset Sale) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, and (v) that the covenants set forth in the Agreement will be complied with.

Furthermore, we have assumed, with your permission and without independent investigation (other than such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel), that, as to all matters in which a person making a representation has represented that such person or a related party is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement to take action, there is in fact no plan, intention, understanding, or agreement, and such action will not be taken.

Based upon the foregoing, we hereby confirm that the discussion in the Registration Statement under the heading “Material United States Federal Income Tax Consequences to Syntroleum Stockholders”, subject to the assumptions and qualifications set forth therein and herein, constitutes our opinion with respect to the United State federal income tax law applicable to holders of Syntroleum common stock in connection with the Transactions.

Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today’s date. This opinion is not binding on the Internal Revenue Service or courts. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. Our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Asset Sale, the Dissolution or any other transactions. We undertake no responsibility to advise you of any future change in the matters stated or assumed herein or in the United States federal income tax laws or the application or interpretation thereof.

We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose. We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and the references to this opinion in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Foley & Lardner LLP